Exhibit 99.1

Mitesco Secures Up to $30 Million Financing Facility to Support Strategic Acquisitions and Accelerate Growth Initiatives

New capital commitment from a longtime investor fuels pipeline of acquisitions and drives expansion across core and emerging business lines

VERO BEACH, Fla., June 30, 2026 (GLOBE NEWSWIRE) -- Mitesco, Inc. (OTCQB: MITI) ("Mitesco" or the "Company"), today announced that it has executed an agreement with one of its historical investors for up to $30 million in additional financing. The funding facility is intended for acquisitions and to accelerate growth within its current and near-term operations.

"We have had a long-term relationship with C/M Capital Partners, L.P. since 2021, and this new facility is over and above the $10 million existing obligations. The fact that a well-heeled, institutional investor who has been involved for over five years would increase their potential position for another $30 million might speak to their comfort and confidence in the Company and its prospects. We are working closely with all of our institutional investors on our near- and long-term plans for growth, and virtually all of them have come in to support the Company during the last three (3) years as we repositioned the business, again a sure sign of support," stated Mack Leath, Chairman of the Board of Directors since 2023.

Brian Valania, CEO, commented, "While we cannot provide specifics about the acquisitions under consideration at this time, I can say that all of our prospects are technology-oriented and play into the data center growth story, whether software, systems, or aimed at power and data center components and needs. These include: a) a unique process for materials processing, similar to a 'rare earth' situation, which supports the growing power distribution, IC, and circuit board manufacturing needs; b) software supporting the vertical integration of the real estate industry, including listing, lead management, financing, and supporting services; and c) several AI solutions generally aimed at improving sales and business outcomes."

He continued, "We are fielding requests for funding and ask interested parties to reach out to me at bvalania@centcoreusa.com for consideration."

The form of financing being implemented is an equity line of credit, which allows the Company to draw funding over up to 36 months on its own schedule. The agreement allows for up to $30 million in aggregate financings and includes a fee equal to 2% of the maximum funding, which is paid in cash or stock to the lender, as well as certain legal costs. The pricing for the stock is generally at a 10% discount to the market, subject to adjustment under certain conditions. The Company expects to file a registration statement shortly, allowing the shares to be issued under the agreement to be free-trading. In addition to acquisitions, the Company may allocate some of its funding to the retirement of its bridge debt and other historical obligations related to its past, now-discontinued, business activities in healthcare. A full set of documents related to this transaction will be filed shortly with the SEC on Form 8-K, which can be read at the Company's EDGAR site:

https://www.sec.gov/edgar/browse/?CIK=802257&owner=exclude

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Company's securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Mitesco, Inc.

Mitesco (OTC-QB: MITI) is a growth-oriented technology company focused on platforms that improve efficiency, access, and affordability. With deep experience in business transformation, the Company deploys capital toward both organic initiatives and strategic acquisitions that enhance shareholder value.

About Centcore, LLC

Centcore, a division of Mitesco, Inc., is the Company's dedicated data center business unit. Centcore provides secure, scalable cloud services tailored to modern enterprise and public sector needs. Centcore is a trusted provider across industries, offering certified infrastructure and high-availability solutions.

For more information, visit www.centcoreusa.com.

About Vero Technology Ventures, LLC

Vero Technology Ventures is Mitesco's venture arm investing in productivity-driven cloud technologies designed for business and government applications. Areas of focus include infrastructure, process automation, analytics, and data center tooling. Entrepreneurs seeking capital and collaboration are invited to connect at info@mitescoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements related to expansion into new operations, data center development, and software acquisition initiatives. Words such as expects, anticipates, aims, projects, intends, plans, believes, estimates, seeks, assumes, may, should, could, would, foresees, forecasts, predicts, targets, commitments, and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are based on the Company's current plans, assumptions, beliefs, and expectations. Actual results may differ materially due to risks including financing availability, execution risk, litigation exposure, and other factors disclosed in the Company's filings with the Securities and Exchange Commission, available at www.sec.gov.

Investor Contact:
Jimmy Caplan
jimmycaplan@me.com
(512) 329-9505

Company Contact:
Brian Valania
bvalania@centcoreusa.com
(610) 888-7509